Exhibit 99

FOR IMMEDIATE RELEASE
October 18, 2006

INTEGRATED PERFORMANCE SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR END FINANCIAL RESULTS

5% Increase In Revenue For The Three Months to $8.6 Million
11% Increase In Revenue For The Twelve Months to $34.6 Million

WYLIE, Texas, October 18, 2006 - Integrated Performance Systems, Inc. (OTC Bulletin Board: IPFS), a leading Electronic Manufacturer Services (EMS) company which designs, engineers and manufactures technologically advanced printed circuit boards, announces its financial results for the fourth quarter and fiscal year ended July 31, 2006.

Integrated Performance Systems, Inc.

(in thousands, except per share amounts and percentages)	Three Months Ended July 31,		Change	Twelve Months Ended July 31,		Change
	2006	2005		2006	2005
	(unaudited)

Revenues	$ 8,587	$ 8,171	5.0%	$ 34,604	$ 31,143	11%
Net income (loss)	$ (177)	$ 21	-943%	$ 315	$ (11,596)	103%
EPS (Basic)	$ 0.00	$ 0.00	00%	$ 0.01	$ (0.24)	104%
EPS (Diluted)	$ 0.00	$ 0.00	00%	$ 0.00	$ (0.24)	100%

Weighted avg. shares outstanding:
Basic	61,147	60,482		61,151	47,878
Diluted	61,147	254,311		254,980	47,878

Revenue: Revenue for the three months ended July 31, 2006 increased 5% to $8,586,953, as compared to $8,170,744 for the same period in 2005. Revenues for the twelve months ended July 31, 2006 increased $3,461,099 or 11% to $34,604,267, as compared to $31,143,168 for the same period in 2005. The increase in revenue during the three and twelve months of 2006 was primarily the result of continuing strong sales to our existing original equipment manufacturer customers. Sales to our top ten customers increased by 4.7% and 21% for the three and twelve months ended July 31, 2006 respectively compared to the same period in 2005.

Income: Net income (loss) available to stockholders for the three months ended July 31, 2006 decreased approximately $198,000 from $21,000 for the same period in 2005 to ($177,000). A substantial increase in material usage resulting from several operational issues contributed to the loss for the quarter. Those issues have been addressed and corrected and material usage should decrease as a result. Net income for the twelve months ended July 31, 2006 increased 103% to $315,275 or $0.0 per share (diluted), as compared to a loss of $11.6 million or ($.24) per share (diluted) for the same period in 2005. This increase in net income for the year ended July 31, 2006 excluding the ($11.6 million) non-cash charges in 2005 is mainly due to the increase in sales to our top ten customers.

Gross Profit: Gross profit for the three months ended July 31, 2006 was $1,243,570 compared to $1,708,531 for the same period in 2005, a decrease of $465,215 or 27%. Gross profit for the year ended July 31, 2006 was $6,385,146 compared to $5,625,719 for the year ended July 31, 2005, an increase of $759,427 or 13.5%. Our gross margin remained 18% for fiscal 2006 and 2005. Consistent year-to-year gross profit is due to improved operational efficiencies and reduced pricing pressures from our core customers, which were offset by higher material costs associated with the increases in raw material costs. We have been able to begin to pass along price increases to our customers that previously had been absorbed by the Company. As we continue to focus on improving operational efficiencies and managing costs throughout our supply chain in relation to higher selling prices, we would expect to see improvement in gross margin over the next several quarters.

Brad J Peters, Vice President and Chief Financial Officer of Integrated Performance Systems, Inc. said, "Fiscal year 2006 was a very important year for the Company. We successfully closed fiscal year 2006 delivering strong financial results. We showed solid and consistent quarter-over-quarter growth. Our year end revenue increased $3.5 million or 11% to $34.6 million when compared to the same period in 2005.

"In 2006 we received a $12 million, 2 year, multi-site delivery contract for The Invensys Group. The opportunity to work long term with such a respected industry leader was a significant step in the positioning of Integrated Performance Systems at the forefront of the EMS industry. We also entered into a new credit facility with Amegy Bank of Houston, Texas, which allowed us to buy our 101,000 sq. ft. manufacturing facility and accompanying property, which will provide a base for expansion and allow us to take the next steps in our strategic growth plan. Our net income is at a record level and our balance sheet is strong. Our focus remains on increasing sales, improving profitability and increasing shareholder value. We look forward to a very successful fiscal 2007 and beyond."

About Integrated Performance Systems, Inc.

Integrated Performance Systems Inc., is a leading Electronic Manufacturer Services (EMS) company through its wholly owned subsidiary Lone Star Circuits, designs, engineers and manufactures technologically advanced printed circuit boards. Our customers are generally high-end commercial companies, the military and military suppliers. The commercial markets are typically characterized by time-sensitive, high technology prototypes and short product life cycles. The military markets require special certifications and are characterized by high reliability and advanced technology and in many cases are formalized by long-term contracts. Our principal products are complex multi-layer printed circuit boards, including antenna and metalback radio frequency circuit boards. Printed circuit boards serve as the basis and foundation for electronic equipment. The circuit boards we produce are sold through direct sales people and manufacturer's representatives to a variety of commercial and military markets. The commercial markets and their applications include power systems, telecommunications, computer hardware, consumer electronics, instrumentation and controls. The military applications for our products include satellite communications, avionics, missiles, smart bombs, defense systems, radar detection and test equipment.

Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company's annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

For More Information, Contact:
Brad J Peters, Vice President and Chief Financial Officer
1-800-303-9266

Jim Drewitz, Investor Relations
Creative Options Communications
972-355-6070
jdrewitz@comcast.net

Or visit the Company's website at http://www.integratedperformsys.com/

INTEGRATED PERFORMANCE SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

Years Ended July 31,
2006	2005
Sales	$34,604,267	$31,143,168

Cost of sales	28,219,121	25,517,449

Gross profit	6,385,146	5,625,719

Expenses:
Selling, general and administrative expenses	4,996,974	12,083,000
Amortization of customer base	542,049	361,366
	5,539,023	12,444,366

Income (loss) from operations	846,123	(6,818,647)

Other income (expense):
Interest expense	(135,846)	(186,492)
Interest expense - related party	(340,667)	(4,426,800)
Gain on extinguishment of debt	2,510	(67,400)
Other income	116,521	26,453
	(357,482)	(4,654,239)

Income (loss) before provision for income taxes	488,641	(11,472,886)

Provision for income taxes	(173,366)	(123,158)
Net income (loss)	$315,275	$(11,596,044)

Net income (loss) per share, basic	$.01	$(0.24)
Net income (loss) per share, diluted	$.00	$(0.24)
Weighted average common shares outstanding, basic	61,150,817	47,878,842
Weighted average common shares outstanding, diluted	254,979,817	47,878,842